As filed with the Securities and Exchange Commission on March 4, 2022

Registration No. 333-207720

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

REGISTRATION STATEMENT NO. 333-207720

UNDER

THE SECURITIES ACT OF 1933

ATLANTIC CAPITAL BANCSHARES, INC.

(SOUTHSTATE CORPORATION, AS SUCCESSOR BY MERGER TO ATLANTIC CAPITAL BANCSHARES, INC.)
(Exact name of registrant as specified in its charter)

Georgia	20-5728270
(State or other jurisdiction of incorporation or organization) 945 East Paces Ferry Rd. NE, Suite 1600 Atlanta, Georgia (Address of Principal Executive Offices)	(I.R.S. Employer Identification No.) 30326 (Zip Code)

Atlantic Capital Bancshares, Inc. 2015 Stock Incentive Plan

Atlantic Capital Bancshares, Inc. 2006 Stock Incentive Plan

(Full title of the plan)

Beth S. DeSimone

Executive Vice President, Chief Risk Officer and General Counsel

SouthState Corporation

as successor by merger to Atlantic Capital Bancshares, Inc.

1101 First Street South
Winter Haven, Florida 33880

(863) 293-4710

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the following Registration Statement on Form S-8 (the “Prior Registration Statement”) is being filed by Atlantic Capital Bancshares, Inc. (the “Registrant” or “Atlantic Capital”) to terminate all offerings under the Prior Registration Statement and to deregister any and all shares of Atlantic Capital common stock, no par value per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•	Registration Statement on Form S-8, File No. 333-207720, filed with the Securities and Exchange Commission on November 2, 2015, pertaining to the registration of an aggregate of 7,000,000 Shares authorized for issuance under (i) the Atlantic Capital Bancshares 2015 Stock Incentive Plan (the “2015 Plan”), (ii) the Atlantic Capital Bancshares 2006 Stock Incentive Plan (the “2006 Plan”), and an additional 1,000,000 Shares for estimated forfeitures that may become available for issuance under the terms of the 2015 Plan.

On July 22, 2021, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SouthState Corporation (“SouthState”), pursuant to which, on March 1, 2022, the Registrant merged with and into SouthState, with SouthState continuing as the surviving corporation (the “Merger”). In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statement. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Winter Haven, State of Florida, on the date or dates indicated below.

SOUTHSTATE CORPORATION (as successor by merger to Atlantic Capital Bancshares, Inc.)

March 4, 2022	By: /s/ John C. Corbett
John C. Corbett
Chief Executive Officer